Exhibit 5.1

October 12, 2016

MercadoLibre, Inc.

Arias 3751, 7th Floor

Buenos Aires, C1430CRG

Argentina

Ladies and Gentlemen:

We have acted as special counsel to MercadoLibre, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-3 (excluding the documents incorporated by reference therein, the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 8,126,062 shares (the “Securities”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), for resale by certain selling shareholders (the “Selling Shareholders”) of the Securities.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	a copy of the Company’s Bylaws certified by the corporate secretary of the Company;

(b)	copies of the Company’s Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Certificate of Incorporation, each certified by the Secretary of State of the State of Delaware;

(c)	a certified copy of the State of Delaware Certificate of Correction, which took effect as of May 8, 2007;

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

MercadoLibre, Inc., p. 2

(d)	minutes of a meeting of the Board of Directors of the Company held on July 20, 2007;

(e)	Common Stock register reports issued by Computershare Trust Company, N.A., each dated as of October 4, 2016; and

(f)	a certificate (the “Secretary’s Certificate”), dated the date hereof, by the secretary of the Company, relating to, inter alia, the foregoing documents.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, it is our opinion that the Securities to be offered and sold by the Selling Shareholders are validly issued by the Company, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Validity of the Securities” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Nicolas Grabar
Nicolas Grabar, a Partner